News Release

POWERING PROGRESS

fcx.com | NYSE: FCX

ADDRESS:
333 North Central Avenue
Phoenix, AZ 85004

FINANCIAL CONTACT:
David P. Joint
(504) 582-4203

MEDIA CONTACT:
Linda Hayes
(602) 366-7824

Freeport Provides Update on Restart Plans for Grasberg Minerals District

PHOENIX, AZ, November 18, 2025 - Freeport (NYSE: FCX) announced today plans to restore large-scale production from PT Freeport Indonesia's (PTFI) Grasberg operations in Central Papua, Indonesia.

As previously reported, PTFI commenced production from the unaffected Deep Mill Level Zone and Big Gossan underground mines in late October 2025.

Remediation activities are being advanced to prepare for a phased restart and ramp-up of the Grasberg Block Cave underground mine beginning in second-quarter 2026.

Kathleen Quirk, President and Chief Executive Officer, said, "Our team is committed to restoring large-scale, low-cost production at Grasberg in a safe, efficient and responsible manner. We have incorporated the learnings from the recent tragic incident into our future plans and are implementing several initiatives to address the conditions that led to the incident. We will continue to prioritize safety above all else as we restore operations and work to provide benefits to our many stakeholders."

Under the phased restart and ramp-up plans, FCX expects PTFI's production of copper and gold from the Grasberg minerals district in 2026 to be similar to estimated 2025 volumes, approximating 1.0 billion pounds of copper and 0.9 million ounces of gold. FCX expects PTFI's production will increase throughout 2026 and 2027 with average annual production of approximately 1.6 billion pounds of copper and 1.3 million ounces of gold for the three-year period 2027-2029.

A conference call with securities analysts will be held today at 10:00 a.m. Eastern Time to review the incident, discuss future operating plans and provide an update on FCX's global business and ongoing initiatives to grow supplies of copper to meet increasing demand for this critical metal. Interested parties can listen to the live webcast and view accompanying slides at fcx.com. A replay will be available through Friday, December 19, 2025.

FREEPORT: *Foremost in Copper*

FCX is a leading international metals company with the objective of being foremost in copper. Headquartered in Phoenix, Arizona, FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world's largest publicly traded copper producers.

FCX's portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; and significant operations in the U.S. and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru.

By supplying responsibly produced copper, FCX is proud to be a positive contributor to the world well beyond its operational boundaries. Additional information about FCX is available on FCX's website at fcx.com.

FREEPORT
FOREMOST IN COPPER
1

#110145784v1 2 Cautionary Statement: This press release contains forward-looking statements. Forward-looking statements are all statements other than statements of historical facts, such as plans, projections or expectations relating to the underlying assumptions and estimated impacts on FCX’s business and stakeholders related to the mud rush incident at PTFI’s Grasberg Block Cave underground mine; production and sales volumes; higher variability between PTFI production and sales; unit net cash costs (credits) and operating costs; capital expenditures; operating plans, including mine sequencing; cash flows; liquidity; investigations, remediation efforts and phased restart and ramp-up of production and downstream processing following the mud rush incident at PTFI’s Grasberg Block Cave underground mine and the anticipated impact on future production, sales, results of operations and operating plans, and recoveries under insurance policies; and the impact of copper, gold and molybdenum price changes. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “could,” “to be,” “potential,” “assumptions,” “guidance,” “aspirations,” “future,” “commitments,” “pursues,” “initiatives,” “objectives,” “opportunities,” “strategy” and any similar expressions are intended to identify those assertions as forward- looking statements. FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX’s actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, supply of and demand for, and prices of the commodities FCX produces, primarily copper and gold; production rates; timing of shipments and sales; changes in cash requirements, financial position, financing or investment plans; changes in general market, economic, geopolitical, regulatory or industry conditions, including market volatility regarding trade policies and tariff uncertainty; reductions in liquidity and access to capital; PTFI’s ability to successfully complete remediation activities, implement any recommendations from the related investigation, safely restart, phase-in ramp- up and achieve full operating rates of production and downstream processing on the expected timeline and optimize production plans; recover amounts under insurance policies; resolve force majeure declarations and maintain relationships with commercial counterparties; operational risks inherent in mining, with higher inherent risks in underground mining; mine sequencing; changes in mine plans or operational modifications, delays, deferrals or cancellations, including the ability to smelt and refine or inventory; environmental risks; impacts, expenses or results from litigation or investigations; potential impairment of long-lived mining assets; and other factors described in more detail under the heading “Risk Factors” in FCX’s Annual Report on Form 10-K for the year ended December 31, 2024 and in FCX’s Current Report on Form 8- K dated November 18, 2025, each filed with the U.S. Securities and Exchange Commission. The forward-looking statements, including projections, in this press release are based on current market conditions and several assumptions, and are subject to significant risks and uncertainties. Projections are dependent on operational performance, the timing of restarting and ramping up mining and smelting operations at PTFI following the September 2025 mud rush incident, weather-related conditions and other factors detailed herein. Investors are cautioned that many of the assumptions upon which FCX’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs or technological solutions and innovations, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX undertakes no obligation to update any forward-looking statements, which are as of the date made, notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes. # # #